UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________________
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
July 8, 2026
Date of Report (Date of earliest event reported)
________________________________________________________
Axon Enterprise, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16391	86-0741227
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
17800 N. 85th St.
Scottsdale, Arizona 85255
(Address of principal executive offices, including zip code)
(480) 991-0797
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 Par Value	AXON	The NASDAQ Stock Market LLC
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 8, 2026, Vivek Mohindra and Eiso Kant were appointed to the Board of Directors (the “Board”) of Axon Enterprise, Inc. (the “Company”) effective immediately. The Board also appointed Mr. Mohindra to serve on the Audit Committee and Compensation Committee, and appointed Mr. Kant to serve as a non-voting observer of the Mergers & Acquisitions and Capital Structure Committee of the Board, in each case commencing concurrently with their Board service. Messrs. Mohindra and Kant are independent directors, each with an initial term expiring at the Company’s 2027 annual meeting of stockholders. In connection with their appointments, each of Mr. Mohindra and Mr. Kant was appointed to fill an existing vacancy on the Board.

Compensation for each of Messrs. Mohindra and Kant will consist of an initial restricted stock unit award with a value of $260,000, granted on the effective date of the appointment and vesting in equal installments on the first three annual anniversaries of the grant date, and annual restricted stock unit awards with a value of $260,000, granted on the date of each Annual Meeting of Stockholders during which each serves and vesting on the earlier of the one-year anniversary of the grant date or the date of the next Annual Meeting of Stockholders. The number of restricted stock units subject to each award will equal the applicable dollar value divided by the ninety-day volume weighted average price of the Company’s common stock as of the trading day immediately preceding the applicable grant date. Each of Messrs. Mohindra and Kant will also receive annual cash compensation of $40,000, with such retainer paid quarterly and prorated for any partial quarter. Mr. Mohindra will also receive additional annual cash retainers of $10,000 for service on the Audit Committee and $7,500 for service on the Compensation Committee, with such retainers paid quarterly and prorated for any partial quarter. These payments are consistent with the Company’s current compensation program for the Board. In addition, the Company has entered into indemnification agreements with each of Messrs. Mohindra and Kant, the form of which appears as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 25, 2026. There are no arrangements or understandings between either Mr. Mohindra or Mr. Kant, on the one hand, and any other persons, on the other hand, pursuant to which either was selected as a director, and no transactions in which either Mr. Mohindra or Mr. Kant has an interest requiring disclosure under Item 404(a) of Regulation S-K.

From May 2020 to April 2026, Mr. Mohindra, 57, served in senior leadership roles at Dell Technologies Inc., including as Special Advisor to the Vice Chair and Chief Operating Officer from July 2025 to April 2026, Senior Vice President and Chief Strategy Officer from June 2023 to July 2025, and Senior Vice President, Client Solutions Group, from May 2020 to June 2023. Prior to joining Dell Technologies, Mr. Mohindra held senior leadership, strategy and investment roles at McKinsey & Company, TPG Capital, New Science Ventures and Freescale Semiconductor. Mr. Mohindra currently serves on the board of directors of Total Site Solutions, Inc. and on the Advisory Council of Carnegie Mellon University’s Department of Electrical and Computer Engineering. He previously served on the board of directors of CyberOptics Corporation from 2018 until its acquisition in 2022. Mr. Mohindra holds a Ph.D. and M.S. in Chemical Engineering and an M.B.A. from the Massachusetts Institute of Technology, and a B.E. in Chemical Engineering from the Indian Institute of Technology, Roorkee.

Since May 2023, Mr. Kant, 35, has served as co-founder and Chief Technology Officer of poolside, a foundation model company focused on open-weight models, and since July 2025 has also served as its co-Chief Executive Officer. Since January 2026, Mr. Kant has also served as co-founder and President of Poolside Infrastructure Company, where he leads the development of large-scale AI compute infrastructure, including the Project Horizon data center campus in West Texas. Prior to founding poolside, Mr. Kant founded and served as Chief Executive Officer of Athenian, a data-enabled engineering platform for software engineering organizations, from December 2019 to May 2023. Before Athenian, Mr. Kant co-founded and served as Chief Executive Officer of source{d}, a software company focused on applying artificial intelligence to software code, from March 2015 to November 2019. Mr. Kant studied business administration at IE University in Madrid, Spain.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 10, 2026	Axon Enterprise, Inc.

	By:	/s/ ISAIAH FIELDS
Isaiah Fields Chief Legal Officer and Corporate Secretary